Exhibit 99.2
MEDCATH CORPORATION
SUPPLEMENTAL FINANCIAL DISCLOSURE — RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
The following table reconciles MedCath’s projected Adjusted EBITDA with projected income from continuing operations for the fiscal year ending September 30, 2007.

	Fiscal 2007 Guidance Range
	(in millions)
Income from continuing operations	$19.0	$20.5
Add:
Income tax expense	13.8	14.9
Minority interest share of earnings of consolidated subsidiaries	18.6	19.5
Total other expenses, net	18.1	18.1
Depreciation and amortization	38.5	39.0

Adjusted EBITDA	$108.0	$112.0

*	This table contains measures of MedCath’s financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; gain or loss on disposal of property, equipment and other assets; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.